Midland-Guardian Co. Salaried Employees 401(k) Savings
				Plan and Trust

Employer Stock Fund Investment Policy and Agreement

To facilitate the investment in certain employer securities by participants in the Midland-Guardian Co. Salaried Employees 401(k) Savings Plan and Trust ("Plan") in a manner which is consistent with the Plan, Participant self-direction, and the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Department of Labor Regulations, Midland-Guardian Co., the Plan Sponsor, and Key Trust Company of Ohio, National Association, Plan Trustee, hereby adopt the administrative policies described in this Employer Stock Fund Investment Policy and Agreement ("Agreement") for such mutual consideration as is described herein. The Midland-Guardian Co. ("Company") and Key Trust Company of Ohio, National Association ("Trustee") intend to establish certain administrative procedures that the Trustee may use in its role as a directed, nondiscretionary trustee to effectuate certain Plan transactions involving the investment in (or divestment of) Employer Stock in a Plan Investment Fund which consists primarily (or exclusively, as the case may be from time to time) of the common stock of the Company, and a percentage of cash or cash equivalents. In consideration of the Trustee's acceptance of an Employer Stock Fund the Company adopts the policies described herein. In consideration of the representations and warranties of the Company, the Trustee agrees to process Plan transactions involving Employer Stock and the Employer Stock Fund in accordance with this policy and agreement.

1. Purpose: Midland-Guardian Co. desires to provide Participants (and Beneficiaries as described in the Plan) with an opportunity to invest in an investment fund which consists primarily of Employer Stock. From time to time, it is possible that the Employer Stock Fund may consist exclusively of Employer Stock. In addition to Midland-Guardian Co. common stock, the Employer Stock Fund also contains a cash component. As a fiduciary of the Plan the Company determined that an Employer Stock Fund is in the best interests of the Plan, its Participants (or Beneficiaries), and is consistent with the purposes of the Plan, in its sole determination, and after considering (i) the investment policy and philosophy of the Company developed pursuant to Section 404 of ERISA; (ii) the ability of Participants (or Beneficiaries) to diversify the investment of Plan assets held for their benefit; and, (iii) the ability of Participants to structure an investment portfolio within their respective Plan accounts with risk and return characteristics within the normal range of risk and return characteristics for individuals with similar investment backgrounds, experience and expectations.

2. Definitions: The following terms shall have the meanings set forth below. To the extent that a capitalized term or phrase is not defined herein, it shall have the meaning ascribed to it in the underlying qualified plan or trust document(s).

	(A) "Closing Price" shall mean the final price at which Employer Stock has traded on the New York Stock Exchange (or such other exchange on which Employer Stock is traded) as may be reported to the Trustee using any service for the reporting of final prices as may be reasonable. The Closing Price shall be the price utilized in the valuation of the Employer Stock Fund for all purposes contained in this policy, without regard to whether the Closing Price is the actual final price at which Employer Stock purchases and sales are transacted on any exchange on the Trading Day;
	(B) "Company" shall mean the Plan Sponsor and issuer of Employer Stock as described in this policy;
	(C) "Employer Stock" shall mean the common stock issued by the Company;
	(D) "Employer Stock Fund" or "Fund" shall mean an Investment Fund, the
	    assets of which shall be primarily invested in Employer Stock;
	(E) "Trading Day" shall mean any day on which the Trustee and the New
	    York Stock Exchange ("NYSE") (or any other exchange on which
	    Employer Stock is traded) are open for business, and are able to transact trades involving Employer Stock as a Plan investment. The close of the Trading Day shall be the time of the close of the NYSE. In the event that either the Trustee or the NYSE is incapable of processing trades involving Employer Stock for any reason whatsoever, or in the event trading in Employer Stock is suspended for any reason whatsoever, the close of the Trading Day shall be the last time by which transactions involving Employer Stock may be processed on any such day.
	(F) "Treasury Shares" shall mean common stock issued and reacquired (purchased) by the Company.

3. Employer Stock Fund Selection: In connection with offering the Employer Stock Fund as an Investment Fund in the Plan, the Company makes the following representations and warranties:

	(A) All securities that must be registered under the Securities Act of 1933, including the Employer Stock and any other securities or interests offered in connection with the Plan, have been or will be duly registered under rules promulgated by the Securities and Exchange Commission and may be offered for sale in all jurisdictions within the United States in which offers may be made under the Plan;

	(B) The Employer Stock is listed on a nationally recognized public exchange for trading, and the Company knows of no pending or threatened action which would cause the suspension of trading on any exchange on which the Employer Stock is listed;

	(C) The Company has made all appropriate disclosures regarding the Employer Stock Fund to Plan Participants (and Beneficiaries) in summary plan descriptions, prospectuses and other Plan and Employer Stock literature, including but not limited to information relating to voting rights and unitization, investment and trading rights, and actions that may be taken pursuant to Section 4 of this Policy and Agreement, if any;

	(D) In accordance with applicable federal securities laws and regulations, the Company has determined which, if any, of its employees are "insiders" as defined in Section 16 of the Securities Exchange Act of 1934, and has identified such individuals on Schedule A to this Agreement. The Company will update and/or revise the attached Schedule A to reflect any additions or deletions thereto. In addition, the Company has identified a representative who, on behalf of the Company, is authorized to communicate in writing such revisions and/or deletions to Schedule A to the Trustee, and who may receive any and all information as may be contemplated under Section 4(d)(i) of this Agreement.

	    The Trustee will have no responsibility to review or revise Schedule A based upon applicable federal securities laws. Nor will the Trustee have any responsibility to prepare or file any reports, disclosures or other documents with the Securities and Exchange Commission in accordance with such securities laws. The Company has sole responsibility for preparing and filing any and all reports, disclosures or other documents as may be required under applicable federal securities laws;

	(E) There are no pending transactions which would result in the Company being acquired by, or merged into another company or other entity, or other corporate transaction which would result in a significant change in the capital structure of the Company, the number of issued or outstanding shares of Employer Stock, or could result in trading volume or price fluctuations materially different from the average trading volume or price fluctuations.

	(F) The Company has consulted with legal counsel familiar with federal securities and ERISA matters, as necessary, to review all issues associated with offering Employer Stock in the Plan.

	(G) The Company will register additional shares of Employer Stock as necessary, and it will be the Company's continuing obligation to review the amount of Employer Stock traded into or out of the Plan in order to meet applicable Securities and Exchange Commission rules and regulations.

	(H) In the event that the trading of Employer Stock is suspended for any reason other than as described in Section 4 of this Agreement, the Company will notify the Trustee as soon as possible.

These representations and warranties shall be a continuing obligation upon the Company, and the Company shall have an on-going affirmative obligation to inform the Trustee of any event which would cause these representations or warranties to no longer be true and accurate, provided, however, that with regard to paragraph (E) above, the Company will not be obligated to inform the Trustee of any such transaction prior to its public disclosure.

The Company has sole responsibility for complying with any and all federal and state regulatory requirements applicable to, or incident to the investment of Plan assets in Employer Stock or the Fund, including but not limited to registration, filing, reporting, prospectus preparation and delivery, and "Blue Sky" requirements. The Company has sole responsibility for preparing, delivering and filing any and all disclosures as may be necessary to comply with federal and state securities laws, including but not limited to a Form S-8 Registration Statement, prospectuses, and annual filings (including, but not limited to, any Form 11-K that may be required).

4.      Investment Fund Management/Processing:

	(A) It is understood and acknowledged by the Company that the Employer Stock Fund will be an Investment Fund, the assets of which will be invested primarily in Employer Stock, and a portion of the assets of the Employer Stock Fund will be invested in cash or cash equivalents (including a money market fund which may be managed by a subsidiary or affiliate of the Trustee).

	(B) The transfer agent will hold shares of Employer Stock which have been allocated to the Employer Stock Fund. The Plan's position on the transfer agent's books will be reflective of the number of shares held by the Plan in the Employer Stock Fund. The Trustee is not the transfer agent and will not have responsibility for holding shares of Employer Stock on behalf of the Plan. The transfer agent will be instructed by the Trustee to move Treasury Shares between the Plan's position and the Company's position as needed to execute stock transactions involving the Fund.

	(C) Unitized Fund: The Fund will be divided into units, each representing a proportionate share of Employer Stock and cash (or cash equivalents) held within the Fund. Participants who have directed that assets held within the Plan for their benefit to be invested in the Fund (or who have received an allocation of a contribution which pursuant to the terms of the Plan has been invested in the Fund) will be allocated units in the Fund, representing the value of the each such Participant's interest in the Fund.

	(D) Valuation: Each Valuation Date, the Trustee shall value the total assets held within the Employer Stock Fund (including the value of the Employer Stock and cash (or cash equivalent) portion of the Fund including declared but not yet payable dividends or earnings) at the Fund's fair market value. The fair market value of the Employer Stock Fund shall be determined by using the Closing Price of the Employer Stock for the Trading Day coinciding with, or immediately preceding the Valuation Date. The Trustee shall determine a per unit value ("NAV") by dividing the total value of the Fund by the total number of units held by Plan Participants. The Trustee shall use the NAV in processing Plan transactions, including but not limited to Investment Fund transfers, Participant loans, and distributions.

	(E) Trading Activities: In order to process Participant directed investments involving the Employer Stock Fund (whether involving purchases, sales, or a combination of both) that are received by the Trustee prior to the close of the Trading Day, the Trustee will take the following steps:

	    (i) The Trustee shall aggregate all Participant directions resulting in a purchase of, or investment in, units of the Fund, and shall aggregate all Participant directions resulting in a sale of or divestment of units of the Employer Stock Fund, and then shall net together the aggregated purchases and sales to arrive at a net purchase or sale of units of the Fund. Notwithstanding the foregoing, Participant directions received from a Participant identified as an "insider" on Schedule A shall not be processed unless they are accompanied with the Company's approval of such transaction. Such approval must be in writing and authorized by a designated Company representative. If agreed to between the Company and Trustee, and specifically described on Schedule B to this Agreement, the Trustee shall notify a designated Company representative of transactions requested by insiders. In addition to the processing described in this Subsection 4(d)(ii), any other processing procedures relating to insiders that are established between the Company and Trustee shall be described in Appendix B to this Agreement.

	   (ii) If a net sale of units is required after all the aggregated purchases and sales have been netted, the Trustee shall determine the total value of the net sale, using the NAV determined as of the close of the Trading Day, and shall withdraw from the Fund sufficient cash or cash equivalents to reflect the total value of the net sale. The cash withdrawn shall then be applied for such purposes as may be required to complete the Participant directions received that Trading Day.

	  (iii) If a net purchase of units is required after all the aggregated purchases and sales have been netted, the Trustee shall deposit in the Fund such cash as represents the total value of the net purchase, and shall account for the deposited cash in ascertaining the Fund NAV as of the close of the next Trading Day.

	   (iv) In the event there is insufficient cash or cash equivalents in the Fund to process the net sale, the Trustee shall notify the Company and take the steps described below:

		 (a) The Trustee will submit a request to the Company for cash
		     to cover the deficiency and restore the cash position to a level described in Section 4(E). At the same time, the Trustee will issue a notice to the transfer agent, with instructions to move requisite Treasury Shares from the Plan's position to the Company's position. The number of Treasury Shares, to provide sufficient cash to process the net sale, will be based on the Closing Price for the Trading Day.

		 (b) The Trustee may suspend all transactions involving the
		     Employer Stock Fund and request cash from the Company as described in "(a)" above to raise sufficient cash to process the net sale as soon as practicable. When the required cash is received from the Company, the Trustee shall process those transactions which have been suspended, at the then current NAV (and market prices).

		 Notwithstanding the steps described above, the Company may instruct the Trustee to take other actions. However, the Trustee shall only follow those instructions which are proper and consistent with the Trustee's standard operating procedures, and proper and consistent with ERISA and any other applicable laws.

	(F) Cash Position: The Trustee shall monitor the amount of cash contained within the Employer Stock Fund and provide information to the Company. The Company shall determine the amount of cash which is necessary to provide sufficient liquidity for the Trustee to process Plan transactions. In order to accomplish this, the Trustee shall:

	    (i) Report the proportion of cash to Employer Stock held within the Fund at least once each quarter;
	   (ii) In the event the cash portion of the Fund is less than 1% of the total value of the Fund, the Trustee shall request a sufficient amount of cash from the Company as may be necessary to bring the cash portion of the Fund to between 1% and 3% of the total value of the Fund, and the Trustee will simultaneously notify the transfer agent to move an equivalent amount of shares from the Plan's stock position to the Company's stock position;
	  (iii) In the event the cash portion of the Fund is greater than 3% of the total value of Fund, the Trustee shall forward a sufficient amount of cash as may be necessary to bring the cash portion of the Fund to between 1% and 3% of the total value of the Fund, and the Trustee will simultaneously notify the transfer agent to move an equivalent amount of shares from the
		 Company's stock position to the Plan's stock position.
	   (iv)  Notwithstanding the actions described in this subsection, as a
		 Plan Fiduciary, the Company shall annually review the cash
		 position of the Employer Stock Fund to confirm its appropriateness based on Plan transactions and activities. In the event that the Company wants to modify the cash position, the Trustee must consent to such modification after the parties have determined that such position is appropriate based on overall Plan activity and the Trustee's standard operating procedures.

	The Trustee shall use its best efforts to effectuate trades involving Employer Stock in an efficient manner which is consistent with its obligations under ERISA.

	(G) Suspension of Sales: In addition to the possible suspension of transactions in the Employer Stock Fund as described in
	    Section 4(D)(iv), the Trustee will also be permitted to suspend transactions within the Employer Stock Fund in the following scenarios:

		 (1) Transfers between the Company's and the Plan's stock
		     position at the transfer agent cannot be executed and/or the Company is unable or unwilling to purchase Employer Stock from the Plan.

		 (2) The Company files for any protection under the Federal
		     Bankruptcy Code, as amended, or any successor statute thereto, or any state insolvency statute ("Bankruptcy Code"), or in the event that any involuntary bankruptcy petition or other appropriate filing is filed against the Employer under the Bankruptcy Code.

		 (3) The Company is notified by the New York Stock Exchange,
		     NASDAQ or any other exchange or interdealer quotation system on which the Employer Stock is listed or traded that such exchange or system is considering delisting or deregistering the Employer Stock.

5. Indemnification: The Company hereby agrees to indemnify and hold the Trustee or its nominee harmless from any and all actions, claims, demands, liabilities, losses, damages or reasonable expenses of whatsoever kind suffered in connection with the operation of the Employer Stock Fund in conformity with the provisions of this policy, the Plan (and Trust), the applicable provisions of ERISA, or other applicable law unless such loss is the result of the gross negligence of the Trustee or a breach of its fiduciary duties (as defined by applicable law) and determined by a court of competent jurisdiction in a final, nonappealable judicial decree or judgment.

This Employer Stock Fund Investment Policy and Agreement is adopted and executed by the duly authorized officers of the Company and the Trustee this 31st day of December, 1998.


		 Company:  Midland-Guardian Co.



		 By:/s/Edward J. Heskamp

		 Title:Assistant Treasurer




		 Trustee:  Key Trust Company of Ohio, National Association



		 By:/s/Matt Tepe

		 Title:Vice President





				  Schedule A



In accordance with applicable federal securities laws and regulations, the Company has identified the following employees as "insiders" as defined in
Section 16 of the Securities Exchange Act of 1934.


Michael J. Conaton                              ###-##-####

J. P. Hayden, Jr.                               ###-##-####

J. P. Hayden, III                               ###-##-####

John W. Hayden                                  ###-##-####

Robert W. Hayden                                ###-##-####

John R. LaBar                                   ###-##-####

John I. VonLehman                               ###-##-####

Paul T. Brizzolara                              ###-##-####

Kurt R. Schwamberger                            ###-##-####

W. Todd Gray                                    ###-##-####



				  Schedule B



The Company has identified the following representative who, on behalf of the Company is authorized to communicate in writing such revisions and/or deletions of Schedule A to the Trustee, and who may receive any and all information as may be contemplated under Section 4(D)(i) of this agreement.

			      Edward J. Heskamp

There are no windows or restrictions on the time of year an "insider" can make transfers into or out of the Employer Stock Fund. There are SEC restrictions and reporting requirements that must be complied with for trading within the Plan, open market transactions and other trades related to various executive compensation programs. "Insiders" are made aware of these restrictions in a letter which is updated and distributed periodically.

All Employer Stock Fund transfers involving "insiders" must be reported by the Trustee to the Company representative on a monthly basis. A report must be issued regardless of "insider" activity in the preceding month.